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                                                                    Exhibit 10.1

                   This Agreement made as of December 6, 2004

                                 By and Between

                EMSC, Inc., a Delaware corporation ("Purchaser")

                                       and

                       William A. Sanger (the "Executive")

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            WHEREAS, Purchaser desires to purchase all of the issued and outstanding shares of common stock of (i) EmCare Holdings Inc., a Delaware corporation and (ii) American Medical Response, Inc., a Delaware corporation (the "Contemplated Transactions");

            WHEREAS, concurrently with the execution and delivery of this Agreement, Purchaser will execute that certain (i) Stock Purchase Agreement, dated as of the date hereof, by and among Laidlaw International, Inc., Laidlaw Medical Holdings, Inc. and Purchaser (the "AMR Purchase Agreement") and (ii) Stock Purchase Agreement, dated as of the date hereof, by and among Laidlaw International, Inc., Laidlaw Medical Holdings, Inc. and Purchaser (the "EmCare Purchase Agreement" together with the AMR Purchase Agreement, the "Stock Purchase Agreements");

            WHEREAS, Purchaser desires that the Executive enter into employment with Purchaser and the Executive desires to be employed by Purchaser.

            NOW THEREFORE, the parties have agreed that the terms and conditions of the relationship shall be as follows:

                                   ARTICLE 1
                                  DEFINITIONS

            Whenever used in this Agreement, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word is capitalized:

            (a) "Agreement" means this employment agreement, as amended from time to time.

            (b) "AMR" means American Medical Response, Inc., a Delaware corporation and a wholly owned subsidiary of Purchaser.

            (c) "Base Salary" means the salary of record paid to the Executive as annual salary, and as further indicated in paragraph (a) of Article 4.

            (d) "Board" means the Board of Directors of Purchaser.

            (e) "Cause" means the Executive's:

                  (i) Willful and continued failure to perform substantially the Executive's duties with Purchaser or a Subsidiary, which failure is not cured within 30 days after Purchaser delivers to the Executive written demand for substantial performance, specifically identifying the manner in which the Executive has not substantially performed his duties;

                  (ii) Conviction of an indictable offense; or

                  (iii) Willfully engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to Purchaser or a Subsidiary.

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      For purposes of this paragraph and Article 12, no act or omission by the
      Executive shall be considered "willful" unless it is done or omitted in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of Purchaser or a Subsidiary.

            (f) "Committee" means the Compensation Committee of the Board or if there is no Compensation Committee, the Board.

            (g) "Effective Date" means the Closing Date (as defined in the Stock Purchase Agreements).

            (h) "EmCare" means EmCare Holdings Inc., a Delaware corporation, and a wholly owned subsidiary of Purchaser.

            (i) "Executive" means William A. Sanger.

            (j) "15% Internal Rate of Return" means an Investor Return, in cash or cash equivalent, at least equal to an amount determined by increasing the amount of the initial investment, and all subsequent direct or indirect investments by Onex, by the total compounded annual rate of return of 15%, taking into account for these purposes the exercise of all options to purchase Shares outstanding under the Plan or otherwise (including, without limitation, options, other stock awards or interests held by affiliates of Onex and their respective employees), which are then exercisable or become exercisable as a result of the realization of the 15% Internal Rate of Return. Whether the 15% Internal Rate of Return has been realized shall be determined by the Board whose decision shall be final and binding on the Executive. For the avoidance of doubt, a 15% Internal Rate of Return shall be deemed realized only if the Investor Return includes both the amount of the investments and the required return on the investments.

            (k) "Investor Return" means the sum of all cash amounts actually received by Onex, on a cumulative basis through the date of determination, in the form of cash dividends, other distributions or sale proceeds in connection with (a) a disposition of all or any part of its Shares calculated based on the actual net proceeds received from the disposition of such Shares, (b) a disposition of all or substantially all of the assets of Purchaser or a Subsidiary or (c) a recapitalization of Purchaser or any Subsidiary. Such calculation shall take into account any transaction costs and fees and shall exclude any management, consulting or other similar fees received by Onex or its affiliates.

            (l) "IPO/Recap" means an initial public offering of the equity of Purchaser (an "IPO") or a recapitalization of the Purchaser.

            (m) "Liquidity Event" means (i) the sale of all, or substantially all, of Purchaser's consolidated assets, including, without limitation, a sale of all or substantially all of the assets of Purchaser or any of its Subsidiaries whose assets constitute all or substantially all of Purchaser's consolidated assets in any single transaction or series of related transactions or (ii) any merger or consolidation of Purchaser with or into another

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      corporation unless, after giving effect to such merger or consolidation, the holders of Purchaser's voting securities (on a fully-diluted basis) immediately prior to the merger or consolidation, own voting securities (on a fully-diluted basis) of the surviving or resulting corporation representing a majority of the outstanding voting power to elect directors of the surviving or resulting corporation in the same proportions that they held their shares prior to such merger.

            (n) "Onex" means Onex Partners LP.

            (o) "Purchaser" means EMSC, Inc., a corporation incorporated under the laws of Delaware, and except where the context requires otherwise, including all affiliates and Subsidiaries of Purchaser, and any successor thereto.

            (p) "Shares" means shares of the common stock of Purchaser.

            (q) "Subsidiary" means any corporation that is a subsidiary of Purchaser, including but not limited to EmCare and AMR.

            (r) "Change in ownership or control" means, during the Term, the sale of all or substantially all of the assets of the Company.

                                   ARTICLE 2
                             TERM OF THE AGREEMENT

            This Agreement shall commence on the Effective Date and shall continue for a period of five years unless earlier terminated in accordance with
Article 6 hereof.

                                   ARTICLE 3
                  TITLE; COMMENCEMENT OF EMPLOYMENT; REPORTING

            The Executive shall serve as the Chairman and Chief Executive Officer of Purchaser, and, at Purchaser's request, as President and Chief Executive Officer of a Subsidiary. The Executive's employment shall commence on the Effective Date. The Executive shall report to the Board.

                                   ARTICLE 4
                                  COMPENSATION

            (a) Unless otherwise provided, all dollar amounts set forth in this Agreement shall be in United States Dollars. The Base Salary of the Executive for his services shall be at the annualized rate of $850,000. The Base Salary shall be payable twice monthly on the 15th business day and last business day of each month. The Base Salary shall be reviewed annually beginning in the year following the second anniversary of the Effective Date during Purchaser's normal review period. The review will be undertaken by assessing the Executive's achievement of the overall objectives established by the Committee in consultation with the Executive and with regard to the market rates of remuneration paid for similar duties and responsibilities.

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            (b) The Executive will be eligible to participate in a short term incentive plan. For fiscal years commencing September 1, 2004 and thereafter, the Executive's target bonus under such plan will be 100% of Base Salary (prorated for a partial fiscal year, including the first fiscal year in the term). The Executive's right to receive any bonus under such plan shall be determined based upon performance targets for each fiscal year fixed by the Board or the Committee during the first quarter of the year; provided, that in the case of the partial fiscal year beginning on the Effective Date the Executive's right to receive any bonus under such plan shall be based on the achievement of the budget/business plan of EmCare and AMR for the fiscal year ending August 31, 2005 approved by the board of directors of Laidlaw International, Inc.

            (c) Purchaser will adopt a stock option plan (the "Plan") to be effective as of the Effective Date. Pursuant to the Plan, Purchaser will grant to the Executive, as of the Effective Date, options to purchase four percent (4%) of the Shares outstanding on the Effective Date (the "Sanger Options"). The Sanger Options will contain the following terms and will otherwise be subject to the terms and provisions of the Plan:

                  (i) Exercise Price. The exercise price will be the per share purchase price paid by the initial equity investors in Purchaser.

                  (ii) Vesting and Exercisability.

                        (I) 50% of the Sanger Options will become vested and exercisable 12.5% on each of the first eight sixth-month anniversaries of the Effective Date without further condition. In the event Sanger is terminated as provided in this Agreement, the Sanger Options shall vest and be exercisable as if Sanger had remained employed up to the nearest six-month anniversary.

                        (II) 50% of the Sanger Options will become vested and exercisable 12.5% on each of the first eight sixth-month anniversaries of the Effective Date, provided, that exercisability is subject to the further condition that Onex has realized a 15% Internal Rate of Return. In the event Sanger is terminated as provided in this Agreement, the Sanger Options shall vest and be exercisable as if Sanger had remained employed up to the nearest sixth-month anniversary; provided, that exercisability is subject to the further condition that Onex has realized a 15% Internal Rate of Return.

                        (III) Notwithstanding the provisions of clause (II), upon the occurrence of a Liquidity Event in which Onex realizes a 15% Internal Rate of Return, all of the Sanger Options shall become fully vested and exercisable on the occurrence of the Liquidity Event, and the Sanger Options shall terminate and be of no further force or effect if they are not exercised in connection with the Liquidity Event. For the purposes of this clause (III) only, the 15% Internal Rate of Return shall be determined based on (i) cash received by Onex at any time and/or (ii) the fair market value of assets received by Onex at any time (as such fair market value is determined by the Board). Any assets received by the Executive in the Liquidity Event shall be subject to the same restrictions (such as lock-up provisions) to which the assets received by Onex are subject.

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                        (IV) On the fourth anniversary of the Effective Date, if
      the Sanger Options referred to in clause (II) have not terminated pursuant to clause (III) and have vested but are not exercisable because Onex has not realized a 15% Internal Rate of Return, then such Sanger Options shall also become exercisable if:

                              (a) Purchaser has met the Cumulative Cash Flow Test, as such term will be defined in the Plan, or

                              (b) if (x) Purchaser's common stock is publicly traded and listed on a national securities exchange and (y) Onex would have realized a 15% Internal Rate of Return if it had sold its remaining common stock interest in Purchaser at a per share price equal to the weighted average sale price of the Purchaser common stock (as quoted by such national securities exchange) for any 30 consecutive trading days.

                  (iii) Term. For the avoidance of doubt, Options that have vested (by acceleration or otherwise) upon the occurrence of a Liquidity Event but are not exercisable because Onex has not realized a 15% Internal Rate of Return shall terminate on the occurrence of the Liquidity Event, and be of no further force or effect. The occurrence of an IPO/Recap shall not affect the vesting of the Sanger Options.

                                   ARTICLE 5
                                    BENEFITS

            (a) AUTOMOBILE

            Purchaser will, or will cause a Subsidiary to, (i) provide the Executive with a monthly allowance of $1,200 for expenses incurred by the Executive for the leasing of an automobile and (ii) reimburse the Executive for expenses incurred by the Executive in connection with the related operating and insurance expenses for such automobile, provided that the Executive provides an itemized written account and receipts acceptable to Purchaser.

            (b) EXPENSES

            It is understood and agreed that the Executive will incur expenses in connection with his duties under this Agreement, including, but not limited to, travel expenses, home facsimile expenses, personal computer expenses and telephone expenses. Purchaser shall, or shall cause a Subsidiary to, reimburse the Executive for any such expenses provided that the Executive provides an itemized written account and receipts acceptable to Purchaser.

            (c) VACATION

            The Executive shall be entitled to five weeks vacation during each calendar year, prorated, however for 2005 based on the number of days remaining in 2005 after the date of this Agreement divided by 365. The vacation shall be taken at the discretion of the Executive with the understanding that the Executive will take into account business needs and operations in scheduling vacation. Any vacation not used in a given year shall be paid or carried forward at Sanger's option.

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            (d) WELFARE BENEFITS

            Purchaser shall, or shall cause a Subsidiary to, provide to the Executive welfare benefit coverages (such as medical insurance, dental insurance, short and long-term disability insurance and group term life insurance) in accordance with employee benefit plans and policies maintained by Purchaser or a Subsidiary for the benefit of its employees of Purchaser, and as amended from time to time; provided, however, that Purchaser shall, or shall cause a Subsidiary to, reimburse the Executive for premiums paid by the Executive, if any, for coverage under such employee benefit plans and policies. Further, Purchaser shall, or shall cause a Subsidiary to, provide the Executive with additional term life insurance that, in conjunction with coverage under the group life insurance programs provided to the Executive, provides coverage in an amount equal to five times the Executive's Base Salary.

            (e) EXECUTIVE HOUSING ALLOWANCE

            Until the earlier of the date that is 18 months from the Effective Date or the date of the termination of this Agreement (the "Rental Period"), Purchaser shall allow the Executive to reside at the residence owned by AMR and located at 430 Steele Street, Denver, Colorado (the "Residence"). While the Executive resides in the Residence, the Executive shall make a monthly rental payment to AMR in an amount equal to $4,200. During the Rental Period and for a period of one month thereafter, the Executive shall have the option, upon at least 30 days advance written notice to AMR, to purchase the Residence from AMR for an amount equal to the fair market value of the Residence (as determined by an independent appraiser) on the date on which the Executive purchases the Residence pursuant to such option, reduced by the value on such date of any leasehold improvements made to the Residence by the Executive. If the Executive does not exercise his option to purchase the Residence pursuant to the preceding sentence, AMR shall reimburse the Executive for the value of any leasehold improvements made to the Residence by the Executive. Additionally, The Executive shall be entitled to reimbursement of customary moving and transportation expenses in connection with the Executive's relocation to Denver, Colorado. AMR or EmCare will reimburse Executive for the cost of the commercial airfare for one trip to Delray Beach per month by the Executive and his spouse until the earlier of (x) the sale of Executive's home in Delray Beach, Florida or (y) October 1, 2005, and AMR or EmCare shall reimburse the Executive for ordinary and reasonable closing costs (excluding realty fees) with respect to the sale of his home in Delray Beach, Florida.

                                   ARTICLE 6
                            TERMINATION OF EMPLOYMENT

            (a) Notwithstanding the provisions of Article 2 of this Agreement, the parties understand and agree that this Agreement and the Executive's employment hereunder may be terminated in the following manner in the specified circumstances:

                  (i) By the Executive, at any time, for any reason, on the giving of 90 days' written notice to Purchaser. Purchaser may waive notice, in whole or in part, upon immediate payment to the Executive of the Executive's Base Salary for such portion of the 90-day notice period as is waived by Purchaser. Upon such termination, Purchaser may elect, in its sole and absolute discretion, to pay the Executive his Base Salary in

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      effect at the time of such termination for a period of 24 months following such termination as consideration for Executive's agreement set forth in paragraphs (b) and (c) of this Article 6.

                  (ii) By Purchaser, without any notice or pay, for Cause.

                  (iii) By Purchaser, in its absolute discretion and for any reason, without Cause. Upon such termination, Purchaser shall (A) continue to pay the Executive his Base Salary in effect at the time of such termination for a period of 24 months following such termination, (B) continue to provide the Executive medical insurance, dental insurance and term life insurance (but excluding the life insurance referred to in the last sentence of paragraph (d) in Article 5) during the applicable termination period, or, if such benefits cannot be provided, Purchaser shall, or shall cause a Subsidiary to, pay to the Executive an equivalent lump sum cash amount in lieu of such benefits. In the event of a termination under this section, all time - governed Sanger Options shall vest and be exercisable as and to the extent provided in Article 4.

                  (iv) The Executive may terminate employment with the Company and any Subsidiary with the right to severance compensation as provided in
      Article 6(a)(iii) upon the occurrence of a Change in Control followed by one or more of the following events:

                  (A) Failure to elect or reelect or otherwise to maintain the Executive in the office or position, or a substantially equivalent office or position, of or with the Company which the Executive held immediately prior to the Change in Control;

                  (B) (1) A significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company which the Executive held immediately prior to the Change in Control, (2) a reduction in the aggregate of the Executive's Base Pay received from the Company or the value of the Executive's incentive pay opportunity from the Company or its Subsidiaries, or (3) the termination of the Executive's rights to employee benefits or a reduction in the scope or value thereof to a level that is substantially lower in the aggregate from the level in effect at the time of the Change in Control, any of which is not remedied by the Company with 10 calendar days after receipt by the Company of written notice from the Executive of such change, reduction, or termination, as the case may be;

                  (C) The liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or substantially all of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of its business and/or assets have been

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                        transferred (by operation of law or otherwise) assumed
                        all duties and obligations of the Company.

            In order to receive the entitlement under paragraphs 6(a)(i) and 6(a)(iii), the Executive must undertake to sign a release in a form satisfactory to Purchaser, fully releasing Purchaser, from further claims upon payment of the amounts stipulated herein. However, the form of release shall not require that the Executive give up any rights of indemnity which the Executive may have had as against Purchaser for acts carried out by the Executive in the ordinary course of Purchaser's business.

            (b) The Executive agrees that during employment pursuant to this Agreement and for 24 months following termination of his employment and during payment of the severance payment amount and benefit continuation, if applicable, as detailed in subparagraphs (i) and (iii) of paragraph (a) of this Article 6, he will not compete, solicit or accept business with respect to products competitive with those of Purchaser from any of Purchaser's customers, wherever situated, and he shall not either individually or in partnership, or jointly in conjunction with any other person, entity or organization, as principal, agent, consultant, lender, contractor, employer, employee, investor, shareholder, or in any other manner, directly or indirectly, advise, manage, carry on, establish, control, engage in, invest in, offer financial assistance or services to, or permit his name to be used by any business that competes with the then-existing business of Purchaser or any Subsidiary, provided that the Executive shall be entitled, for investment purposes, to purchase and trade shares of a public company which are listed and posted for trading on a recognized stock exchange and the business of which public company may be in competition with the business of Purchaser or any Subsidiary, provided that the Executive shall not directly or indirectly own more than five percent (5%) of the issued share capital of the public company, or participate in its management or operation, or in any advisory capacity within the time limits set out herein.

            For purposes of the obligations set out herein, the business of Purchaser shall mean the provision of (a) critical care transportation services, non-emergency ambulance and transfer services and emergency response services and/or (b) emergency management services to hospital-based emergency departments and freestanding emergency clinics and (c) inpatient hospitalist services.

            (c) The Executive further agrees that for a period of 24 months following termination of employment, however caused, he will not solicit for hire or rehire, or take away, or cause to be hired, or taken away, employee(s) of Purchaser.

                                   ARTICLE 7
                                   AUTHORITY

            (a) The Executive shall have, subject always to the general or specific instructions and directions of the Board, full power and authority to manage and direct the business affairs of Purchaser (except only the matters and duties as by law must be transacted or performed by the Board or by the shareholders of Purchaser or a Subsidiary), including power and authority to enter into contracts, engagements or commitments of every nature or kind, in the name of and on behalf of Purchaser or a Subsidiary which the Executive is President and to engage, employ and

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dismiss all managers and other employees and agents of such Subsidiary, subject to the by-laws and charter documents of Purchaser or the respective Subsidiary.

            (b) The Executive shall conform to all lawful instructions and directions given to him by the Board and the board of directors of each Subsidiary and obey and carry out the by-laws of Purchaser and each Subsidiary.

                                   ARTICLE 8
                                    SERVICE

            (a) The Executive, throughout the term of his employment, shall devote his full time and attention to the business and affairs of Purchaser and shall not undertake any other business or occupation or, unless approved by the Board, become either (i) an officer, employee or agent of any other company or firm which is a commercial venture or (ii) a director of more than two companies or firms which are commercial ventures; provided, however, that the Executive shall be entitled to maintain his ownership interest in BIDON Inc. ("BIDON") and shall be entitled to attend the meetings of the principals of BIDON from time to time, provided that such ownership or attendance does not conflict with the Executive's duties and obligations hereunder.

            (b) The Executive shall well and faithfully serve Purchaser and use his best efforts to promote the interests thereof and shall not disclose any information he may acquire in relation to Purchaser's business, the private affairs or trade secrets of Purchaser, techniques and concepts, and other confidential information concerning the business, operations or financing of Purchaser to any person other than the Board, or for any purposes other than those of Purchaser either during the term of his employment under this Agreement or after such term.

                                    ARTICLE 9
                              ASSIGNMENT OF RIGHTS

            The rights which accrue to Purchaser or any Subsidiary under this Agreement shall pass to their affiliates, successors or assigns. The rights of the Executive under this Agreement are not assignable or transferable in any manner but flow to the Executive's estate and heirs.

                                   ARTICLE 10
                                     NOTICES

            All notices and other communications required or permitted hereunder, or necessary or convenient in connection herewith, shall be in writing and shall be deemed to have been given when hand delivered, delivered by facsimile or mailed by registered mail as follows (provided that notice of change of address shall be deemed given only when received):

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            If to Purchaser:

               EMSC, Inc.
               c/o Onex Investment Corporation
               New York, New York 10019
               Attention:  Robert M. Le Blanc, President
               Facsimile: (212) 582-0909

            If to the Executive, to:

               William A. Sanger
               430 Steele Street
               Denver, Colorado

            or to such other names or addresses as Purchaser or the Executive shall designate by notice to the other in the manner specified in this paragraph.

                                   ARTICLE 11
                               LIABILITY INSURANCE

            Purchaser shall, or shall cause one or more Subsidiaries to, maintain the Executive's liability insurance in accordance with corporate policy and applicable law.

                                   ARTICLE 12
                                 INDEMNIFICATION

            Purchaser shall, or shall cause a Subsidiary to, agree that if the Executive is made a party to any action, suit, proceeding or any other claim whatsoever, by reason of the fact that the Executive is or was a director, officer, employee or agent of Purchaser and one or more Subsidiaries, or is or was serving at the request of Purchaser and one or more Subsidiaries, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the basis of such claim is the Executive's alleged action in an official capacity while in service as a director, officer, employee or agent of Purchaser and one or more Subsidiaries the Executive shall be indemnified and held harmless by Purchaser and one or more Subsidiaries to the fullest extent legally permitted or authorized by Purchaser's and such Subsidiaries' certificate of incorporation or bylaws or resolutions of the Board against all expenses, liability and loss, including, without limitation, legal fees, fines or penalties and amounts paid or to be paid in settlement, all as reasonably incurred by the Executive in connection therewith, and such indemnification shall continue as to the Executive even after the Executive has ceased to be a director, officer, employee or agent of Purchaser such Subsidiaries, and shall inure to the benefit of the Executive's heirs, executors and administrators.

                                   ARTICLE 13
                                   TERMINATION

            If the Contemplated Transactions are not consummated on or before March 31, 2005 this Agreement will automatically terminate and be void ab initio.

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                                   ARTICLE 14
                              WITHHOLDING OF TAXES

            Purchaser shall, or shall cause a Subsidiary to, withhold from any amounts payable under this Agreement all taxes as legally shall be required pursuant to applicable federal, state or local laws. Neither Purchaser nor any Subsidiary will be obligated to compensate the Executive for the payment of such taxes.

                                   ARTICLE 15
                                  SEVERABILITY

            If any provision of this Agreement or the application thereof to anyone, or under any circumstances, is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

                                   ARTICLE 16
                                ENTIRE AGREEMENT

            This Agreement constitutes the entire agreement between the parties with respect to the employment and appointment of the Executive and any and all previous agreements, written or oral, express or implied, between the parties or on their behalf, relating to the employment and appointment of the Executive by Purchaser or any Subsidiary, are terminated and cancelled and each of the parties releases and forever discharges the other of and from all manner of actions, causes of action, claims and demands whatsoever, under or in respect of any previous agreement, without limitation, the (i) Agreement, effective October 1, 2002, by and among Laidlaw Inc., AMR, EmCare and the Executive and (ii) Change in Control Severance Agreement, between AMR and the Executive, are hereby terminated and cancelled.

                                   ARTICLE 17
                             AMENDMENT, WAIVER, ETC.

            No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and Purchaser. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

                                   ARTICLE 18
                                    HEADINGS

            The headings used in this Agreement are for convenience only and are not to be construed in any way as additions to or limitations of the covenants and agreements contained in it.

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                                   ARTICLE 19
                                  COUNTERPARTS

            This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                                   ARTICLE 20
                                GENDER AND NUMBER

            Except where otherwise indicated by the context, any masculine term used herein shall also include the feminine; the plural shall include the singular, the singular shall include the plural.

                                   ARTICLE 21

                               ADDITIONAL EXPENSES

            Purchaser shall reimburse Sanger up to $10,000 for costs associated with entering into a new agreement. These costs are limited to legal and advisor costs.

                                   ARTICLE 22
                                  GOVERNING LAW

            This Agreement shall be governed by the internal law, and not the laws of conflicts, of the State of Delaware.

                           [SIGNATURES ON NEXT PAGE.]

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            IN WITNESS WHEREOF, the parties have executed this Agreement on the
6th day of December 2004

                                                  EMSC, Inc.

                                                  By: /s/ Robert M. Le Blanc
                                                      --------------------------
                                                  Name: Robert M. Le Blanc
                                                  Title: President

                                                  /s/ William A Sanger
                                                  ------------------------------
                                                  William A. Sanger

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